===============================================================================
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
       Wheeler                         H.                             A.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)
       5555 Concord Parkway South
--------------------------------------------------------------------------------
                                   (Street)
       Concord                         NC                             28027
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)
2. Issuer Name and Ticker or Trading Symbol Speedway Motorsports, Inc.(NYSE:TRK)
                                            ------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)  ###-##-####
                --------------
4.  Statement for Month/Year    April 2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    _X_ Director    _X_ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
         COO & President
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    __X_ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
   see footnote #1                Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/1/02      M              16,600         A        3.75                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/1/02      S              16,600         D       28.1054                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/2/02      M               3,000         A        3.75                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/2/02      S               3,000         D       28.00                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/3/02      M               1,600         A        3.75                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/3/02      S               1,600         D       28.00                            D
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Transactions noted are effective pursuant to a plan compliant with S.E.C. Rule 10b5-1.
------------------------------------------------------------------------------------------------------------------------------------
2. This figure includes all shares held outright and all options regardless of exercise price and expiration date.
------------------------------------------------------------------------------------------------------------------------------------

===============================================================================
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
       Wheeler (continued)
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)
--------------------------------------------------------------------------------
                                   (Street)
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/5/02      M              3,500          A        3.75                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/5/02      S              3,500          D       28.05                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/9/02      M              3,000          A        3.75                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/9/02      S              3,000          D       28.1167                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/10/02     M              6,000          A        3.75                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/10/02     S              6,000          D       28.4945                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/11/02     M              3,100          A        3.75                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock 1        4/11/02     S              3,100          D       28.3052                          D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    443,428 #2 see footnote
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
     see footnotes                    Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option 1.3.  3.75                4/1/02               M                                      16,600
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option 1.3.  3.75                4/2/02               M                                       3,000
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option 1.3.  3.75                4/3/02               M                                       1,600
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option 1.3.  3.75                4/5/02               M                                       3,500
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option 1.3.  3.75                4/9/02               M                                       3,000
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option 1.3.  3.75                4/10/02              M                                       6,000
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option 1.3.  3.75                4/11/02              M                                       3,100
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                          6. Date Exer-         7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                             cisable and           Underlying Securities        of          of Deriv-        ship          ture
                             Expiration            (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                             Date                                               ative       Secur-           of De-        direct
                             (Month/Day/                                        Secur-      ities            rivative      Bene-
                             Year)                                              ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                           --------------------------------------------         5)          Owned            ficially      ship
                           Date     Expira-                  Amount or                      at End           Owned at      (Instr.
                           Exer-    tion           Title     Number of                      of               End of        4)
                           cisable  Date                     Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                          6/21/95   12/21/04  Common Stock   16,600                                       D
------------------------------------------------------------------------------------------------------------------------------------
                          6/21/95   12/21/04  Common Stock    3,000                                       D
------------------------------------------------------------------------------------------------------------------------------------
                          6/21/95   12/21/04  Common Stock    1,600                                       D
------------------------------------------------------------------------------------------------------------------------------------
                          6/21/95   12/21/04  Common Stock    3,500                                       D
------------------------------------------------------------------------------------------------------------------------------------
                          6/21/95   12/21/04  Common Stock    3,000                                       D
------------------------------------------------------------------------------------------------------------------------------------
                          6/21/95   12/21/04  Common Stock    6,000                                       D
------------------------------------------------------------------------------------------------------------------------------------
                          6/21/95   12/21/04  Common Stock    3,100                                       D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          433,000 #4 see footnote
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

3. Option granted pursuant to 1994 Speedway Motorsports Stock Plan

4. This figure includes all options regardless of exercise price and expiration date.

          -------------------------------  -----------------
          **Signature of Reporting Person        Date
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.